Exhibit 4.3

PARTICIPATING INTEREST AGREEMENT

THIS PARTICIPATING INTEREST AGREEMENT (this “Agreement”) made as of July 11, 2005 (the “Effective Date”)

BETWEEN

TRANSATLANTIC WORLDWIDE LTD., a Bahamian corporation (the “Grantor”)

- and -

SCOTT C. LARSEN, an individual residing in Dallas, Texas (the “Grantee”)

- and -

TRANSATLANTIC PETROLEUM CORP., an Alberta corporation (the “Guarantor”)

WHEREAS the Grantor has entered into the TWL Compensation Agreement (the “TWL Compensation Agreement”) dated June 20, 2005 with Tetrarch Limited (“Tetrarch”) (a copy of which is attached hereto as Exhibit A and incorporated herein by reference for all purposes) pursuant to which Tetrarch has agreed to compensate the Grantor for a certain service agreement which Tetrarch was successful in entering into;

AND WHEREAS the Grantor wishes to compensate the Grantee for his efforts in securing the compensation arrangements with Tetrarch by granting the Grantee an interest in any monies which may be received by the Grantor pursuant to the TWL Compensation Agreement;

AND WHEREAS the parties hereto have provided hereinafter the terms and conditions on which such interest is to be received by the Grantee;

AND WHEREAS Guarantor has agreed to join in this Participating Interest Agreement for the sole purpose of guaranteeing the performance of Grantor hereunder;

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties hereto agree as follows:

1. Participating Interest. The Grantor hereby reserves in favour of the Grantee an interest in any TWL Compensation (as that term is defined in the TWL Compensation Agreement) actually received by the Grantor (the “Participating Interest”) which Participating Interest shall be equal to 3.87% of any TWL Compensation received by the Grantor from time to time, subject to the following terms and conditions:

(a)	The Participating Interest shall be free and clear of all liens, claims or encumbrances.

(b)	Each payment with respect to the Participating Interest shall be made within thirty (30) days of actual receipt by the Grantor of any payment from Tetrarch pursuant to the TWL Compensation Agreement. For greater certainty, the Grantor’s obligation to pay the Participating Interest to the Grantee only arises if, as and when payment(s) are received by the Grantor pursuant to the TWL Compensation Agreement.

(c)	Subject to Paragraph 2 below, the Participating Interest shall remain in force and effect until the Grantee shall have received the sum of U.S.$599,850 (the “Maximum Interest”) from the Grantor pursuant to the terms of this Agreement.

(e)	The Grantee shall have no right to assign, sell, transfer or convey, however accomplished (whether directly or indirectly), the Participating Interest granted under this Agreement without the prior written consent of the Grantor.

2. Reduction of Maximum Interest. The Grantee acknowledges and agrees that the Grantor has entered into a Security and Pledge Agreement with Summit Oil Limited dated June 20, 2005 (the “Summit Pledge Agreement”) pursuant to which the Grantor has pledged all of its interest in and rights to receive payments under the TWL Compensation Agreement. The Grantee further agrees that in the event that any portion of the TWL Compensation is paid by Tetrarch to Summit Oil Limited in accordance with the terms of the Summit Pledge Agreement and such payment results in a reduction of the Maximum Sum (as that term is defined in the TWL Compensation Agreement) payable to the Grantor, the Maximum Interest of the Grantee under this Agreement shall be reduced by the same percentage as the Maximum Sum is reduced under the TWL Compensation Agreement.

3. No Warranties. This Agreement is made without warranty of any kind or nature.

4. Taxes. The Grantee agrees that he will be liable for all taxes in respect of amounts received by the Grantee attributable to the Participating Interest. The Grantee further acknowledges and agrees that the Grantor shall have the right to deduct from any payment required to be made to the Grantee pursuant to this Agreement and withhold any and all amounts that the Corporation is obliged to withhold and remit to the relevant taxing authority.

5. Agreement to Provide Information. Under the terms of the TWL Compensation Agreement, Tetrarch is obligated to provide to the Grantor, a Quarterly Statement (as that term is defined in the TWL Compensation Agreement). While this Agreement is in force and effect, the Grantor hereby agrees to provide a copy of the Quarterly Statement to the Grantee no later than thirty (30) days from the date the Grantor receives each such Quarterly Statement.

6. GOVERNING LAW. THE VALIDITY, EFFECT AND CONSTRUCTION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCLUDING ITS CONFLICT OF LAWS PRINCIPLES.

7. Notice. All notices and other communications required or permitted under this Agreement (except for Quarterly Statements provided for under Paragraph 5 above which may be sent by regular mail) shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given and received when actually delivered to the address set forth below for the party to be notified, or when a legible facsimile copy is received by the party’s facsimile equipment at the number shown below:

If to the Grantor:	c/o TransAtlantic Petroleum (USA) Corp.
5910 N. Central Expressway, Suite 1755
Dallas, TX 75206
FAX: 214-220-4327

With a copy to:	Such other persons as the Grantor may designate in writing.

If to the Grantee:	Scott C. Larsen
6229 Orchid Lane
Dallas, Texas 75230
FAX: 214-363-3868

A party may, by written notice so delivered to the other, change the address or facsimile number to which delivery shall thereafter be made.

8. No Waiver. The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

9. Arbitration. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, shall be shall be resolved by binding arbitration administered by the American Arbitration Association (AAA). Confirmation and judgment upon the award rendered by the arbitrator(s) may be entered by any state or federal court having jurisdiction thereof. The place of arbitration shall be Dallas, Texas and all proceedings shall be conducted in the English language. A dispute shall be deemed to have arisen when any party gives notice to the other party to that effect.

10. Amendments. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

11. Headings. The headings of the paragraphs of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

12. Counterparts. This Agreement may be executed by Grantor and Grantee in counterparts, each of which shall be deemed an original instrument but all of which together shall constitute but one and the same instrument.

13. Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

14. Parties in Interest. This Agreement and all its terms, provisions, conditions, covenants and warranties shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

15. Guarantee. For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Guarantor unconditionall and irrevocably guarantees to Grantee the due and punctual performance of Grantor’s obligations under this Agreement

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the Effective Date.

TransAtlantic Worldwide Ltd.

By:
Name:	Chris H. Lloyd
Title:	Chief Financial Officer

Witness	Scott C. Larsen

Name of Witness

Address of Witness

TransAtlantic Petroleum Corp.

By:
Name:	Michael Winn
Title:	Chairman

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

The foregoing instrument was acknowledged before me on                             , 2006 by                                     , of TransAtlantic Worldwide Ltd., a Bahamian corporation, on behalf of said corporation.

Notary Public in and for
the State of Texas
My Commission Expires:
Printed Name of Notary

STATE OF CALIFORNIA	§
§
COUNTY OF	§

The foregoing instrument was acknowledged before me on                             , 2006 by Michael Winn, of TransAtlantic Petroleum Corp., an Alberta corporation, on behalf of said corporation.

Notary Public in and for
the State of California
My Commission Expires:
Printed Name of Notary